  Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286361

Prospectus Supplement No. 10

(to Prospectus dated April 7, 2025)

SUPPLEMENT NO. 10 TO

PROSPECTUS FOR

UP TO 83,456,793 ORDINARY SHARES

UP TO 16,500,000 ORDINARY SHARES UNDERLYING WARRANTS

This Prospectus Supplement No. 10 is being filed to update and supplement the information contained in the prospectus dated April 7, 2025 (as supplemented from time to time, the “Prospectus”), relate to, among other things, the issuance from time to time of up to 16,500,000 Ordinary Shares and the resale from time to time of up to 83,456,793 Ordinary Shares by the selling shareholders named in this prospectus or their permitted transferees.

November 25, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2025

Commission File Number: 001-42523

GCL Global Holdings Ltd

(Exact Name of Registrant as Specified in its Charter)

29 Tai Seng Ave., #02-01

Singapore 534119

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +65 80427330

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

On November 25, 2025, GCL Global Holdings Ltd. issued a press release relating to Fiscal Year 2026 revenue and gross profit expectations. A copy of the press release is being furnished as Exhibit 99.1 hereto.

Exhibits

99.1	Press release dated November 25, 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 25, 2025

GCL Global Holdings Ltd.

	By:	/s/ Sebastian Toke
	Name:	Sebastian Toke
	Title:	Group CEO

 Exhibit 99.1

GCL Announces Fiscal Year 2026 Revenue and Gross Profit Expectations

SINGAPORE, Nov. 25, 2025 (GLOBE NEWSWIRE) -- GCL Global Holdings Ltd (Nasdaq: GCL) (“GCL” or the “Company”), a leading provider of games and entertainment, today provided an update on management’s expectations for financial results for the fiscal year 2026, ending March 31, 2026. The Company’s anticipated results reflect its continued growth trajectory in the core consumer and gaming-adjacent verticals, underpinned by the integration of Ban Leong Technologies, including its established distribution footprint and the continued scaling of our digital publishing business.

FY 2026 Financial Outlook

●	Revenue is expected to exceed $240 million, an increase of $100 million over FY 2025.

●	Gross Profit is anticipated to exceed $30 million, an increase of $10 million over FY 2025.

“FY 2026 is a critical year for GCL as we continue to develop our key game IPs like Showa American Story and The Defiant, which we believe have blockbuster potential in FY 2027 and beyond,” said Sebastian Toke, Group CEO of GCL. “Over the past several months, we’ve been focused on assembling the core components of a full-service gaming ecosystem spanning from publishing, distribution, hardware, to original IP creation. Bringing these capabilities together is an essential step toward unlocking the long-term value of our platform. The integration of Ban Leong into GCL Group is proceeding well and we expect to see synergies from the combination of game IP with a full suite of gaming hardware and peripherals.”

“Asian gaming studios are producing a new wave of highly original potential triple-A titles with global appeal. With our proven track record in game publishing and distribution, GCL is well-positioned to leverage this macro trend. GCL is actively working on entering into new publishing arrangements and potential investments in gaming studios to strengthen our pipeline of high potential IPs. We believe these efforts will position us for meaningful, sustainable growth as these assets begin to operate as a unified engine.”

The Company plans to release its financial results for the first half of FY2026 in December and will host an investor conference call in the morning of the release.

About GCL Global Holdings

GCL Global Holdings Ltd. (“GCL”) is a holding company incorporated in the Cayman Islands (GCL together with its subsidiaries, the “GCL Group”). Through its operating subsidiaries, GCL Group unites people through its ecosystem of content and hardware in games and entertainment, enabling creators to deliver engaging experiences to gaming communities worldwide with a strategic focus on the rapidly expanding Asian gaming market.

Drawing on a deep understanding of gaming trends and market dynamics, GCL Group leverages its diverse portfolio of digital and physical content as well as multimedia peripherals to bridge cultures and reach a global audience by introducing Asian-developed IP across consoles, PCs, and streaming platforms. Learn more at https://www.gclglobalholdings.com/

Forward-Looking Statements

This press release includes “forward-looking statements” made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, and may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements may also include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the estimated implied enterprise value of GCL, GCL’s ability to scale and grow its business, the advantages and expected growth of GCL, and GCL’s ability to source and retain creative talent and publish games. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of GCL’s management and are not predictions of actual performance.

These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from those expressed or implied by these forward-looking statements. Although GCL believes that it has a reasonable basis for each forward-looking statement contained in this press release, GCL cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there are risks and uncertainties described in GCL’s annual report on Form 20-F, filed with the SEC on July 31, 2025, and other documents filed by GCL from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. GCL cannot assure you that the forward-looking statements in this press release will prove to be accurate. There may be additional risks that GCL presently knows or that GCL currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In light of the significant uncertainties in these forward-looking statements, nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. The forward-looking statements in this press release represent the views of GCL as of the date of this press release. Subsequent events and developments may cause those views to change. However, while GCL may update these forward-looking statements in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of GCL as of any date subsequent to the date of this press release. Except as may be required by law, GCL does not undertake any duty to update these forward-looking statements.

GCL Investor Relations:

Crocker Coulson
crocker.coulson@aummedia.org
(646) 652-7185